Exhibit 10.8

AMENDMENT NUMBER ONE

TO

DXP ENTERPRISES, INC.

NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

By this Agreement, DXP Enterprises, Inc. Non-Employee Director Stock Option Plan (herein referred to as the "Plan") is amended as follows, effective May 1, 2003:

Section 3.1 is deleted in its entirety and is replaced by the following:

Automatic Annual Grants. Subject to the availability under the Plan of a sufficient number of shares of stock that may be issued upon the exercise of outstanding Options, each Non-Employee Director who is a director of the Company on any July 1 while this Plan is in effect shall be granted on each such July 1 an Option to purchase 10,000 shares of Stock.

DXP Enterprises, Inc.

By: /s/Mac McConnell

Title: Senior Vice President & CFO

Date: May 15, 2003